FOR IMMEDIATE RELEASE

April 7, 2016

PCSV Thrust announces drone distribution agreement

Agreement with UK company Unmanned Aerial Systems opens European market.

Boise, Idaho, April 7th— PCS Edventures!.com, Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced a distribution agreement for the new Riot first person view (FPV) racing drone with Unmanned Aerial Systems Ltd. (UAS) from the UK.

The distribution agreement establishes a relationship in which UAS will distribute Thrust products in the UK, Middle East, and European markets. FPV drone racing, dubbed “the sport of the future,” is a fast-growing, global, market capturing the attention of enthusiasts around the world.

Michael Smith, Managing Director of Unmanned Aerial Systems said, “The FPV racing market is moving quickly in the UK, and throughout Europe and the Middle East. The intense focus on performance enhancements we see on a regular basis from Thrust-UAV convinced us that the Riot is a race winner worth backing.”

“We’re excited about these markets for FVP racing,” said Joe Egusquiza, Thrust-UAV Business Manager. “I think this is just the beginning of a great relationship with UAS and we are all looking forward to the Riot’s launch coming May 20th!” Read the full details of the release at http://pcsv.global

FPV racing is a fast-growing market segment that blends the excitement of NASCAR racing with complex 3D courses and first person view thrills for observers who can see what the pilot sees when watching their video feed. Thrust-UAV, a PCS Edventures! business unit, focuses on the development of high-performance racing drones designed to push the extreme envelope of speed and agility for FPV events. PCS-Thrust recently announced the official launch date of the Riot, its flagship FPV racer, which will take place in Covington, Virginia on May 20th at the Stone Blue FPV Flying Circus – billed as the largest FPV event on the East coast this year.

EJ Duarte, Director of R&D for Thrust-UAV, said “I’m excited to see the US manufactured Riot hitting the market overseas. I think the quality of our design, engineering, and manufacturing is going to blow people away. Quality speaks for itself, and our team is literally obsessed with performance in our products. The Riot is the result of a lot of hours of R&D, hands-on testing, and racing which is why it is a superior product. People are going to love it!”

Todd Hackett, CEO of PCS Edventures! said, “I am pleased with the pace at which our drone division is getting up to speed with revenue generating projects. The release of this polished, retail “almost ready to fly” (ARTF) Riot is our first major milestone on Thrust branded products. We’re looking forward to getting this product into the market and into the hands of more distributors like UAS. I am certain this is just the beginning.”

The PCS-UAS distribution agreement is a non-exclusive agreement that provides UAS with the opportunity to be the first distributor in these target markets, with minimum volume levels required on an annual basis over the coming 5 years.

Robert Grover, Executive Vice President of PCS said, “We had the opportunity to work with UAS in the recent World Drone Prix in Dubai where they sponsored a team of Thrust pilots and heavily promoted the Riot to the FPV community in attendance. With the amount of interest we are seeing from end-users and other distribution partners like UAS we are feeling very good about where this is heading this year. The Stone Blue Airlines FPV Flying Circus in May should be an awesome place to kick off more agreements like this first one with UAS.”

About Unmanned Aerial Systems

Unmanned Aerial Systems Ltd (UAS) was incorporated in 2013 and focuses on research, market analysis, and the commercial deployment of sophisticated unmanned aerial systems (UAS), platforms and payloads for a range of consumer, professional, and defense based applications. UAS corporate offices are located in London, Hong Kong, and Johannesburg.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCQB: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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